                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                         [ ] Preliminary Proxy Statement

        [ ] Confidential, for Use of the Commission Only (as permitted by
                                Rule 14a-6(e)(2))

                         [X] Definitive Proxy Statement

                       [ ] Definitive Additional Materials

 [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MRV COMMUNICATIONS, INC.
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

                              [X] No fee required.

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4) Proposed maximum aggregate value of transaction:

        5) Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        2) Form, Schedule or Registration Statement No.:

        3) Filing Party:

        4) Date Filed:

                            MRV COMMUNICATIONS, INC.
                              20415 NORDHOFF STREET
                          CHATSWORTH, CALIFORNIA 91311


DEAR STOCKHOLDER:

        You are cordially invited to attend the Annual Meeting of Stockholders of MRV Communications, Inc. (the "Company") to be held on Thursday, December 12, 2002, at 9:00 a.m. at the offices of our wholly owned subsidiary, Luminent, Inc., 20550 Nordhoff St., Chatsworth, CA 91311.

        At the Annual Meeting, you will be asked to: elect six directors of the Company and ratify the selection of Ernst & Young LLP as the Company's independent accountants.

        Details of the matters to be considered at the Annual Meeting are contained in the accompanying Proxy Statement that we urge you to consider carefully. We are also pleased to offer you the opportunity to receive future stockholder communications electronically. By signing up for electronic delivery, you can receive stockholder communications faster and can help us reduce our printing and mailing costs. For more information, see "Electronic Delivery of Stockholder Communications" on page 2 of the accompanying Proxy Statement.

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SUBMIT YOUR VOTE USING ONE OF THE VOTING METHODS DESCRIBED IN THE ATTACHED MATERIALS. SUBMITTING YOUR VOTING INSTRUCTIONS BY ANY OF THESE METHODS WILL NOT AFFECT YOUR RIGHT TO ATTEND THE MEETING AND VOTE IN PERSON SHOULD YOU SO CHOOSE.

                                        Sincerely,

                                        /s/ Noam Lotan

                                        Noam Lotan
                                        President and Chief Executive Officer

                            MRV COMMUNICATIONS, INC.
                              20415 NORDHOFF STREET
                          CHATSWORTH, CALIFORNIA 91311

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MRV Communications, Inc. (the "Company"), a Delaware corporation, will be held on Thursday, December 12, 2002 at 9:00 a.m. at the offices of our wholly owned subsidiary, Luminent, Inc., 20550 Nordhoff St., Chatsworth, CA 91311 and thereafter as it may be adjourned from time to time.

        At the Meeting the Stockholders will be asked:

        1. To elect six members of the Board of Directors, all of whom currently serve as Directors, to serve for the ensuing year;

        2. To ratify the selection of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 2002; and

        3. To consider and act upon any matters incidental to the foregoing and any other matters which may properly come before the meeting or any adjournment or adjournments thereof.

        The Board of Directors has fixed the close of business on November 1, 2002 as the record date for the determination of Stockholders entitled to notice of and vote at the meeting and any adjournment or adjournments thereof.

        WE HOPE THAT ALL STOCKHOLDERS WILL BE ABLE TO ATTEND THE MEETING IN PERSON. IN ORDER TO ASSURE THAT A QUORUM IS PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE USING ONE OF THE VOTING METHODS DESCRIBED IN THE ATTACHED MATERIALS. SUBMITTING YOUR VOTING INSTRUCTIONS BY ANY OF THESE METHODS WILL NOT AFFECT YOUR RIGHT TO ATTEND THE MEETING AND VOTE IN PERSON SHOULD YOU SO CHOOSE.

                                         By Order of the Board of Directors

                                         /s/ Shlomo Margalit
                                         Shlomo Margalit
                                         Secretary

Chatsworth, California
November 12, 2002

                            MRV COMMUNICATIONS, INC.
                              20415 NORDHOFF STREET
                          CHATSWORTH, CALIFORNIA 91311

                                 PROXY STATEMENT

                                NOVEMBER 12, 2002

        The enclosed Proxy is solicited by the Board of Directors of MRV Communications, Inc. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at the offices of our wholly owned subsidiary, Luminent, Inc., 20550 Nordhoff St., Chatsworth, CA 91311, at 9:00 a.m. on Thursday, December 12, 2002, and at any adjournment or adjournments thereof.

        Stockholders of record at the close of business on November 1, 2002 (the "Record Date") will be entitled to vote at the meeting or any adjournment thereof. On the Record Date, 94,453,402 shares of Common Stock, $.0017 par value ("Common Stock"), of the Company were issued and outstanding. There are no other voting securities of the Company. Each share entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. A quorum for the meeting is a majority of the shares outstanding.

        If your shares are treated as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters that the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting.

        If your shares are held in a brokerage account or by another nominee, you are considered the "beneficial owner" of shares held in "street name," and these proxy materials are being forwarded to you by your broker or nominee (the "record holder") along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote the shares in its discretion on Proposal 1 (Election of Directors) and Proposal 2 (Ratification of Independent Accountants).

        As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a "legal proxy" from the record holder that holds your shares.

        If you are a beneficial owner of shares, you can vote your shares using one of the following methods:

    -   Vote through the Internet at www.proxyvote.com

    -   Vote by telephone using the toll-free number shown on the proxy card

    -   Complete and return a written proxy card

        Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 11, 2002. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

        You can also vote in person at the meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the meeting and vote.

        Submitting a Proxy by any of the above methods will not in any way affect your right to attend the meeting and vote in person. The Proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Company prior to the Annual Meeting or by appearing at the Annual Meeting and voting in person. The shares represented by all properly submitted Proxies received in time for the meeting will be voted as specified therein. In the absence of a special choice, shares will be voted in favor of the election of those persons named in this Proxy Statement as Directors and in favor of the ratification of Ernst & Young LLP as the Company's independent accountants for the year ending December 31, 2002.

        The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares of their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, without compensation, personally or by telephone, telegram, letter, facsimile or e-mail.

        The Directors and executive officers of the Company as a group owned approximately 5.0% of the outstanding shares of Common Stock of the Company at the Record Date. Each of the Directors and executive officers has indicated his intent to vote all shares of Common Stock owned by him in favor of each item set forth herein.

        The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be taken, such shares represented by all Proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorney in the Proxies.

        Portions of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 containing audited consolidated financial statements and other information is being furnished with this Proxy Statement to all stockholders entitled to vote. The information extracted from the Annual Report on Form 10-K does not form any part of the Company's proxy solicitation material.

        A COMPLETE COPY OF THE COMPANY'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) CAN BE OBTAINED BY STOCKHOLDERS (INCLUDING BENEFICIAL HOLDERS OF THE COMPANY'S COMMON STOCK) WITHOUT CHARGE UPON WRITTEN REQUEST TO MRV COMMUNICATIONS, INC., 20415 NORDHOFF STREET, CHATSWORTH, CA 91311, ATTN: INVESTOR RELATIONS.

        This Proxy Statement and the accompanying Proxy were first mailed to Stockholders on or about November 12, 2002.

                ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS

        The Company's Proxy Statement, the accompanying President's letter to our stockholders and the portions of the Annual Report on Form 10-K and the complete version of the Company's Annual Report on Form 10-K are available electronically. As an alternative to receiving printed copies of these or similar materials in future years, you may elect to receive and access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.

        If you are a beneficial owner of shares, to sign up for electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. If you are a record holder, you may enroll to receive stockholder communications electronically in the future by accessing the website www.investpower.com. If you have any questions about electronic delivery, please contact the Company's Investor Relations Department at (818) 886-6782 or ir@mrv.com.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of the Record Date, the number of shares of the Company's Common Stock owned by (i) each Director, (ii) all Directors, Director nominees and current executive officers as a group, (iii) each person known by the Company to own beneficially 5% or more of the Common Stock and (iv) the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers receiving more than $100,000 in total compensation for the year ended December 31, 2001 (collectively the "Named Executive Officers"). Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

                                                                             COMMON STOCK
                                                                    ------------------------------
                                                                                        PERCENTAGE
NAME AND ADDRESS(1) OF BENEFICIAL OWNER(2) OR IDENTITY OF GROUP     NUMBER OF SHARES    OWNERSHIP
---------------------------------------------------------------     ----------------    ----------
Shlomo Margalit                                                       3,215,660            3.3%
Noam Lotan                                                            1,495,424(3)         1.6%
Edmund Glazer                                                           298,000(4)           *
William R. Spivey                                                     2,380,315(8)         2.5%
Guy Avidon                                                               48,000(5)           *
Igal Shidlovsky                                                         127,200(6)           *
Guenter Jaensch                                                          82,000(5)           *
Professor Daniel Tsui                                                    36,000(5)           *
Professor Baruch Fischer                                                 36,000(5)           *
All executive officers and directors as a group                       5,040,284(7)         5.1%

----------
*   Less than 1%

(1) Except as noted below, the address of each of the persons listed is c/o MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, CA 91311.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) Includes 19,000 shares issuable pursuant to stock options exercisable within 60 days of November 1, 2002.

(4) Mr. Glazer, MRV's Vice President of Finance and Administration and Chief Financial Officer was killed on September 11, 2001 in the World Trade Center terrorist attacks. The number of shares reflected in the table consists of 30,000 shares held in his estate and options exercisable by his estate within 60 days of November 1, 2002.

(5) Consists of shares issuable upon exercise of stock options within 60 days of November 1, 2002.

(6) Includes 122,900,000 shares issuable upon exercise of stock options within 60 days of November 1, 2002.

(7) Includes 343,900 shares issuable upon exercise of stock options within 60 days of November 1, 2002.

(8) Consists of shares issuable upon exercise of stock options with exercise prices ranging from $14.53 to $32.56 within 60 days of November 1, 2002. Assumes no change in the information since September 12, 2001, the date of Dr. Spivey's termination with the Company.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

        The Directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and shall have qualified. The number of directors currently fixed as the authorized number of directors of the Company is six. In general, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the Directors then in office. Shares represented by all Proxies received by the Board of Directors and not so marked as to withhold authority to vote for an individual Director, or for all Directors, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors does not know of any reason why any such nominee should be unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of Directors at a lesser number.

        The following table sets forth the year each nominee first became a Director and the positions presently held by each nominee with the Company. For information about ownership of the Company's Common Stock by each nominee, see "Security Ownership of Certain Beneficial Owners and Management."

                                  Year
                                Became a
           Name                 Director                 Position
           ----                 --------                 --------
Noam Lotan(1)................     1990     President, Chief Executive Officer,
                                           and Director

Shlomo Margalit(1)...........     1988     Chairman of the Board of Directors,
                                           Chief Technical Officer and Secretary

Dr. Igal Shidlovsky(2)(3)....     1997     Director

Dr. Guenter Jaensch(2)(3)....     1997     Director

Professor Daniel Tsui(3).....     1999     Director

Professor Baruch Fischer.....     1999     Director

----------
(1) Member of the Executive Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee. Professor Tsui became a member of the Audit Committee in 2001.

        Each director is elected for a period of one year and serves until the stockholders duly elect his successor. Officers are elected by and serve at the discretion of the Board of Directors.

        Noam Lotan, 50, has been the President, Chief Executive Officer and a Director of the Company since May 1990 and became Chief Financial Officer of the Company in October 1993, in which position he served until June 1995. From March 1987 to January 1990, Mr. Lotan served as Managing Director of Fibronics (UK) Ltd., the United Kingdom subsidiary of Fibronics International Inc. ("Fibronics"), a manufacturer of fiber optic communication networks. The Company purchased the Fibronics business in September 1996. From January 1985 to March 1987, Mr. Lotan served as a Director of European Operations for Fibronics. Prior to such time, Mr. Lotan held a variety of sales and marketing positions with Fibronics and Hewlett-Packard. Mr. Lotan holds a Bachelor of Science degree in Electrical Engineering from the Technion, the Israel Institute of Technology, and a Masters degree in Business Administration from INSEAD (the European Institute of Business Administration, Fontainebleau, France).

       Dr. Shlomo Margalit, 61, a founder of the Company, has been Chairman of the Board of Directors and Chief Technical Officer since the Company's inception in July 1988. From May 1985 to July 1988, Dr. Margalit served as a founder and Vice President of Research and Development for LaserCom, Inc. ("LaserCom"), a manufacturer of semiconductor lasers. From 1982 to 1985, Dr. Margalit served as a Senior Research Associate at the California Institute of Technology ("Caltech"), and from 1976 to 1982, a Visiting Associate at Caltech. From 1972 to 1982, Dr. Margalit served as a faculty member and Associate Professor at the Technion. During his tenure at the Technion, Dr. Margalit was awarded the "Israel Defense" prize for his work in developing infrared detectors for heat guided missiles and the David Ben Aharon Award for Novel Applied Research. Dr. Margalit holds a Bachelor of Science degree, a Masters degree and a Ph.D. in Electrical Engineering from the Technion.

        Dr. Igal Shidlovsky, 66, became a Director of the Company in May 1997. Dr. Shidlovsky serves as Managing Director of Global Technologies, an investment and consulting organization, which he founded in 1994. He has extensive management and consulting experience with international companies and start up technology companies. From 1982 to 1991, Dr. Shidlovsky was a Director of Sentex Sensing Technologies. Dr. Shidlovsky held several executive positions including Vice President Corporate Development at Siemens Pacesetter, a division of Siemens AG Medical Group, Director of Strategic Planning and Technology Utilization, and Director of the Microelectronics Department at Siemens Corporate Research. From 1969 to 1982 he was with RCA Laboratories, a leading electronic R&D organization. Dr. Shidlovsky holds a Bachelor of Science degree in Chemistry from the Technion and Master and Ph.D. degrees from the Hebrew University in Israel. Dr. Shidlovsky became a director of Luminent, Inc., MRV's 92.3% publicly traded subsidiary in September 2001.

        Dr. Guenter Jaensch, 64, became a Director of the Company in December 1997. Dr. Jaensch serves as President of Jaensch Enterprises, a firm engaged in management and project consulting, and serves as Chairman of the Board for Biophan Technologies, Inc. For over 20 years, he held executive positions with Siemens or its subsidiaries in Europe and the United States. Among his assignments were service as President of Siemens Communications Systems, Inc.; President and Chairman of Siemens Corporate Research and Support, Inc.; Chairman and Chief Executive Officer at Siemens Pacesetter, Inc.; and head of the Cardiac Arrhythmia Division of Siemens AG Medical Group. Dr. Jaensch also served as Director of Siemens Accounting and Budgeting operations and as controller of Siemens Data Processing Group. Dr. Jaensch holds a Masters degree in Business Administration and Ph.D. degree in Business and Finance from the University of Frankfurt; he also taught business for three years at the University of Frankfurt.

        Professor Daniel Tsui, 63, is the Arthur Le Grand Doty Professor of Electrical Engineering at Princeton University and was awarded the 1998 Nobel prize in Physics for the discovery and explanation of the fractional quantum Hall effect. Professor Tsui was a recipient of the American Physical Society 1984 Buckley Prize, the 1998 Benjamin Franklin Medal and was elected to the National Academy of Sciences. He is a fellow of the American Physical Society and the American Association for the Advancement of Science. He is currently engaged in research activity relating to properties of thin films and microstructures of semiconductors and solid state physics. He received his Ph.D. in physics from the University of Chicago in 1967 and for 13 years was with Bell Laboratories before joining Princeton University, where he spent the last 20 years.

        Professor Baruch Fischer, 51, currently serves as Dean of the Electrical Engineering Faculty at the Technion. Professor Fischer's current Research Activities include solid state devices, lasers and optical amplifiers; WDM technology; fiber gratings; "all optical" networks; non-linear effect in fiber, wave mixing; and optical computing, optical data storage and optical image processing. He has authored or co-authored approximately 180 papers and holds several patents in the field of optics and opto-electronics. He received his Ph.D. from Bar-Ilan University, Israel in 1980. He subsequently became a Post-Doctorate Fellow at CalTech and joined the faculty of the Technion in 1983.

        None of the persons nominated to serve as Directors of the Company are related by blood, marriage or adoption to any of the Company's Directors or executive officers. The Board of Directors met four times during 2001, including telephonic meetings. Each of the Directors attended at least 75 percent of the meetings of the Board of Directors and the committees on which he served during the year ended December 31, 2001.

        The Compensation Committee, composed of Drs. Shidlovsky and Jaensch, held four meetings during 2001. The Compensation Committee's functions include making recommendations to the Board of Directors concerning the compensation of officers and employees. The Company does not have a standing nominating committee of the Board of Directors or a committee performing similar functions.

        The Executive Committee, which, during 2001, consisted of Mr. Lotan and Dr. Margalit held four meetings during 2001. The Executive Committee is empowered to take any action that the Board of Directors is authorized to act upon, with the exception of the issuance of stock, the sale of all or substantially all of the Company's assets and other significant corporate transactions.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth a summary of all compensation paid by the Company to its Chief Executive Officer and for each of its other executive officers whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers") during the fiscal year ended December 31, 2001:

                                                                                        Long-term
                                                                                       Compensation
                                                                                        Securities
                                                                                        Underlying -    All other
                                                      Year     Salary         Bonus      Options(#)     Compensation
                                                      ----    --------       -------   -------------    ------------
Noam Lotan                                            2001    $100,000       $    --        98,000        $     --
President and Chief Executive Officer                 2000    $100,000       $    --            --              --
                                                      1999    $100,000       $    --            --              --

Shlomo Margalit                                       2001    $110,000       $    --            --              --
Chairman of the Board of Directors,                   2000    $110,000       $    --            --              --
  Chief Technical Officer and Secretary               1999    $110,000       $    --            --              --

Edmund Glazer(1)                                      2001    $140,000       $    --       130,000        $     --
Vice President of Finance and Administration and      2000    $140,000       $    --        40,000              --
Chief Financial Officer                               1999    $140,000       $    --        60,000              --

William R Spivey(2)                                   2001    $199,574(3)    $90,000     2,064,000(4)     $400,000(5)
President and Chief Executive Officer                 2000    $138,000       $90,000       316,315        $ 48,682(6)
  of Luminent, Inc                                    1999         N/A           N/A           N/A             N/A

Guy Avidon                                            2001    $125,000       $    --          --          $
Vice President and General Manager                    2000    $125,000       $39,000          --                --
  MRV International                                   1999    $102,000       $39,000          --                --

----------

(1) Mr. Glazer was killed in the air crash of American Airlines Flight 11 into North Tower of the World Trade Center on September 11, 2001. The table includes salary paid and options granted to Mr. Glazer's wife following his death.

(2) Dr. Spivey joined Luminent in July 2000 and resigned in September 2001.

(3) Consists of regular salary of $177,115, vacation pay of $19,924 and payment for personal time of $2,535.

(4) In connection with the short-form merger of Luminent, which was completed on December 28, 2001, MRV agreed to assume the outstanding options to purchase shares of Luminent, adjusted for the exchange ratio of 0.43 of a share of MRV common stock for each outstanding share of Luminent common stock MRV did not own prior to the merger. The options reflected in the table for Dr. Spivey for 2001 are the number of MRV shares issuable to Dr. Spivey as the result of MRV assumption of Dr. Spivey's outstanding Luminent options on December 28, 2001.

(5) Consists of severance compensation paid in 2001.

(6) Consists of a reimbursement of legal fees Dr. Spivey incurred in 2000 in connection with the negotiation of his employment contract.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides certain information regarding stock option grants made to the Named Executive Officers in the year ended December 31, 2001.

                                     Percent                                    Potential realizable value
                      Number of      of total                                     at assumed annual rate
                      securities     options                                      of stock appreciation
                      underlying    granted to                                       for option term
                       options      employees       Exercise      Expiration    --------------------------
Name                   granted       in 2001       price($/sh)       Date        5%(1)             10%(1)
-----------------     ----------    ----------    ------------    ----------    -------           --------
Noam Lotan               18,000        1.3         $    12.00      1/8/2007     $73,461           $166,657
                         80,000        5.9         $     2.70     9/20/2007     $73,461           $166,657
Shlomo Margalit              --         --                 --            --          --                 --
Edmund Glazer(2)         20,000        1.5         $    12.00     9/12/2004     $47,231           $101,057
                         30,000        2.2         $     5.38     9/12/2004     $29,561           $ 62,899
                         80,000         (2)        $     2.70     9/12/2004     $27,392           $ 56,888
William R. Spivey     2,064,000         (3)        $14.534883     9/11/2003          (4)                (4)
Guy Avidon                   --         --                 --            --          --                 --

-------------
(1) The dollar amounts under these columns are the result of calculations assuming the price of MRV's common stock on the date of the grant of the option (or, in the case of Dr. Spivey, on December 28, 2001, when MRV agreed to assume outstanding Luminent options by converting them into in options to purchase MRV common stock adjusted for the 0.43 exchange ratio) increases at the hypothetical 5% and 10% rates set by the SEC for the term of the option. Neither the amounts reflected nor the rates applied are intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Mr. Glazer was killed on September 11, 2001. The table includes options granted to Mr. Glazer's wife following his death. Options reflected for Mr. Glazer at December 31, 2001 are beneficially owned by his estate or wife. Options granted to Mrs. Glazer after Mr. Glazer's death are not included in the calculation of total options granted to MRV employees during 2001.

(3) In connection with the short-form merger of Luminent, which was completed on December 28, 2001, MRV agreed to assume the outstanding options to purchase shares of Luminent, adjusted for the exchange ration of 0.43 of a share of MRV common stock for each outstanding share of Luminent common stock MRV did not own prior to the merger. Accordingly, these options were not part of the total options granted to MRV employees during 2001.

(4) The potential realizable value of these options, calculated by assuming that the market price of MRV's common stock on December 28, 2001 (the date MRV assumed Dr. Spivey's Luminent options) appreciates at the 5% and 10% rates set by the SEC for the term of the options, minus the exercise price of these options, is less than zero.

FISCAL YEAR END OPTION VALUES

        No options were exercised by any of the Named Executive Officers during the year ended December 31, 2001. The following table provides certain information concerning MRV stock options and held by the Named Executive Officers at December 31, 2001.

                            Number of shares
                         underlying unexercised           Value of unexercised
                              options at                in-the money options at
                           December 31, 2001              December 31, 2001(1)
                      ----------------------------    ----------------------------
                      Exercisable    Unexercisable    Exercisable    Unexercisable
                      -----------    -------------    -----------    -------------
Noam Lotan                12,000        98,000         $ 21,540        $137,600
Shlomo Margalit               --            --               --              --
Edmund Glazer(2)         268,000            --         $313,510        $     --
William R. Spivey      2,380,315            --               --              --
Guy Avidon                36,000        24,000         $ 64,620        $ 43,080

----------
(1) Based on difference between the closing price of MRV common stock on December 31, 2001 and the exercise price.

(2) Mr. Glazer was killed on September 11, 2001. The table includes options granted to Mr. Glazer's wife following his death. Options reflected for Mr. Glazer at December 31, 2001 are beneficially owned by his estate or wife.

EMPLOYMENT AGREEMENTS

        In March 1992, MRV entered into three-year employment agreements with Mr. Lotan and Dr. Margalit. Upon expiration, these agreements automatically renew for one-year terms unless either party terminates them by giving the other three months' notice of non-renewal prior to the expiration of the current term. Pursuant to the agreements, Mr. Lotan serves as President, Chief Executive Officer and a Director of MRV and Dr. Margalit serves as Chairman of the Board of Directors, Chief Technical Officer and Secretary. Mr. Lotan and Dr. Margalit receive base annual salaries of $100,000 and $110,000, respectively, and each is entitled to receive a bonus determined and payable at the discretion of the board of directors upon the recommendation of the Compensation Committee of the Board. Recommendations with respect to bonus levels are based on achievement of specified goals, such as new product introductions, profitability levels, revenue goals, market expansion and other criteria as established by the Compensation Committee. Effective January 1, 2002, Mr. Lotan's salary was increased to $150,000 per year.

        In July 2000, MRV and its subsidiary, Luminent, entered into a four-year employment agreement with Dr. William R. Spivey, Luminent's former President and Chief Executive Officer. Under the agreement, Luminent agreed to pay to Dr. Spivey an annual salary of $300,000 with a bonus targeted at $75,000 for 2000 and at $150,000 for the following years as determined at the discretion of our board of directors. MRV granted Dr. Spivey an option to purchase 316,315 shares of MRV common stock exercisable at $32.56 per share for five years. Luminent granted to Dr. Spivey an option to purchase 4,800,000 shares of Luminent common stock at an exercise price of $6.25 per share. Dr. Spivey's option to purchase MRV common stock was fully exercisable as of the date of grant, and his option to purchase Luminent common stock vested in annual installments of 25%, beginning on July 11, 2000, provided, however, that in the event his employment was terminated other than for cause he was entitled to receive from the date of termination over a one year period an amount equal to two times the sum of his annual salary plus bonus and all of his unvested Luminent options will automatically vest and become exercisable. Dr. Spivey's resignation on September 12, 2001 was considered by the parties to be a termination other than for cause under his employment agreement entitling him to the severance benefits of his employment agreement therefor. The salary and bonus portion of Dr. Spivey's severance compensation totals $900,000, and is payable in 24 equal installments of $37,500 each beginning on or about October 1, 2001, in accordance with the payroll cycles of Luminent and MRV and continuing through September, 2002. As a consequence of Dr. Spivey's resignation, his MRV and Luminent options are now exercisable through September 11, 2003. On December 28, 2001, MRV completed the short-form merger of Luminent. Former Luminent stockholders whose shares were converted in the merger are entitled to receive 0.43 of share of MRV common stock for each share of Luminent common stock owned at the time of the merger. In addition, MRV assumed in the merger options to purchase Luminent common stock that were outstanding and accordingly, Dr. Spivey's Luminent stock options were converted into options to purchase 2,064,000 shares of MRV common stock, exercisable at $14.534883 per share until September 11, 2003.

        Each officer also receives employee benefits, such as vacation, sick pay and insurance, in accordance with MRV's policies, which are applicable to all employees. MRV has obtained, and is the beneficiary of, key man life insurance policies in the amount of $1,000,000 on the lives of each of Drs. Margalit and Mr. Lotan. All benefits under these policies will be payable to MRV upon the death of an insured.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% or greater stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        The Company believes, based solely on a review of the copies of such reports furnished to the Company, that each report required of the Company's executive officers, directors and 10% or greater stockholders was duly and timely filed during the year ended December 31, 2001, except for a Form 3 of Shay Gonen and one Form 4 by each of Shlomo Margalit and Noam Lotan. The Form 3 filed late by Mr. Gonen did not report any ownership of our shares but reported the grant of stock options exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. The Form 4 filed late by Dr. Margalit reported four open market sales of an aggregate of 6,400 shares of our common stock during August 2001. The Form 4 filed late by Mr. Lotan reported five open market sales of an aggregate of 3,150 shares of our common stock during August 2001.

COMPENSATION OF OUTSIDE DIRECTORS

        Outside directors, i.e., directors who are not employees of MRV, receive cash compensation of $800 per month and $500 for each board of directors' meeting attended, while serving as Directors. The following table sets forth stock options granted to our outside directors during 2001:

                                            No. shares
                                             covered
        Name                                by options
        ---------------------------         ----------
        Dr. Igal Shidlovsky                   67,300
        Dr. Guenter Jaensch                   60,000
        Professor Daniel Tsui                 60,000
        Professor Baruch Fischer              60,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee has ever been an officer or employee of MRV. None of MRV's executive officers has served or currently serves on a board of directors or on a compensation committee of any other entity that had officers who served on MRV's board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In July 1998, MRV and Zaffire, Inc. (formerly New Access Communications, Inc.) entered into a Securities Purchase Agreement, under which MRV purchased for $950,000 shares of the capital stock of Zaffire equal to approximately 19% of the capital stock of Zaffire then outstanding and warrants to purchase additional capital stock of Zaffire, which, if fully exercised for an aggregate of $2,050,000, MRV would own an aggregate of approximately 60% of Zaffire's capital stock (when the shares purchased upon exercise of the warrants were added to MRV's existing stake in Zaffire). The warrants were exercisable in two installments (provided the first installment was exercised) by July 1, 1999 and January 4, 1999, respectively. These warrants were fully exercised in 1999. In May 2000, MRV, along with 36 other accredited investors, and Zaffire entered into a Series C Preferred Stock Purchase Agreement under which MRV purchased for $5,000,000 shares of Series C Preferred Stock of Zaffire. At September 30, 2001, MRV had an approximate 22% ownership interest in Zaffire.

        Zaffire was engaged in the development of new products based on wave division multiplexing technology. In July 2001, Zaffire reached an agreement with Centerpoint Broadband Technologies, Inc., under which Centerpoint agreed to acquire Zaffire in an all stock transaction. Centerpoint develops high capacity transport systems that maximize network performance for both optical and wireless networks. These highly scalable, dynamically flexible systems allow service providers advanced levels of bandwidth efficiency, capacity and high service velocity. The Centerpoint - Zaffire acquisition was completed in October 2001. Dr. Near Margalit was the Chairman of the Board and Chief Technical Officer of Zaffire and a principal stockholder of it and became Chief Technical Officer of Centerpoint following its acquisition of Zaffire. Dr. Near Margalit is the son of Dr. Shlomo Margalit, a principal stockholder of MRV and MRV's Chairman of the Board of Directors and Chief Technical Officer. At December 31, 2001, MRV owned less than 10% of Centerpoint.

        From November 9, 2001, when it completed its initial public offering, through December 28, 2001, when MRV completed a short form merger, approximately 7.7% of the outstanding capital stock of Luminent was owned by the publicly held. During this period and prior to it, divisions and subsidiaries of MRV were customers of Luminent and purchased substantial quantities of Luminent's fiber optic components. These customers accounted for Luminent sales of $2.5 million during 1999, $4.9 million during the year ended December 31, 2000 and $5.7 million during the year ended December 31, 2001. At December 31, 2000, using cash generated from operations Luminent had repaid approximately $6.5 million to MRV for interest-free advances Luminent made to MRV to cover payroll and other operating expenses. At September 30, 2001, Luminent had incurred $6.2 million in estimated income tax liability and $1.1 million in transitional services due MRV. The transitional services related substantially to Luminent's portion of group insurance coverages. In December 2001, Luminent repaid these amounts totaling $7.3 million in full. Further, MRV repaid $4.4 million in December 2001 for product sales by Luminent to divisions and subsidiaries of MRV. Like other customers, sales by Luminent to MRV-related customers are based on purchase orders and none of MRV or its companies has any long long-term arrangements with Luminent regarding purchases.

        For the three years in the period ended December 31, 2000, intercompany transactions between Luminent and divisions and subsidiaries of MRV consisted of the following (in thousands):

                                                  Year ended December 31,
                                              --------------------------------
                                               1998        1999         2000
                                              -------     -------     --------
Sales to MRV and its affiliates               $ 2,104     $ 2,503     $  4,878
Operating expenses                              7,218       9,512       14,213
Fair value of acquisitions                         --         250      440,628
Deferred stock compensation                        --          --       40,950
Net cash advances (distributions)              (1,232)      1,709        1,568
                                              -------     -------     --------
  Equity of MRV Communications, Inc.          $ 8,090     $13,974     $502,237
                                              =======     =======     ========

        In preparation for Luminent's separation from MRV prior to its initial public offering, Luminent entered into various agreements related to interim and ongoing relationships with MRV. These agreements provided for transitional services and support in the areas of data processing and telecommunications services (such as voice telecommunications and data transmission and information technology support services) for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement and other administrative functions. Services were generally cost plus 5%, but could have increased to cost plus 10% if the services extended beyond a one-year period. Subsequent to the separation date, certain of these services were discontinued, including accounting, financial management, payroll, legal, procurement and other administrative functions. The transition period varied depending on the agreement but was generally one year. All amounts paid under these agreements have been discussed above.

        Although the fees provided for in the agreements were intended to represent the fair market value of these services, MRV and Luminent cannot assure that these fees necessarily reflected the costs of providing these services from unrelated third parties or of Luminent providing these services internally. However, Luminent and MRV believed that purchasing these services from MRV, and providing these services to Luminent, provided an efficient means of obtaining them during the transition period. With the merger, these agreements have been terminated.

        Through the completion of the short form merger of Luminent, Luminent became a wholly-owned subsidiary of MRV on December 28, 2001 and these agreements were effectively terminated on that date. Further, beginning in 2002, MRV no longer plans to report transactions between itself and its divisions and Luminent.

                      REPORT OF THE COMPENSATION COMMITTEE

        The Board of Directors formed the Compensation Committee (the "Committee") in 1992 to set and administer the policies governing the Company's compensation programs, including stock option plans. The Committee receives and evaluates information regarding compensation practices for comparable businesses in similar industries, and considers this information in determining base salaries, bonuses and stock-based compensation. The Committee is authorized to engage or employ such outside professional consultants or other services as in its discretion may be required to fulfill its responsibilities. The Committee also discusses and considers executive compensation matters and makes decisions thereon.

        The Company's compensation policies are structured to link the compensation of the Chief Executive Officer, the Named Executive Officers and other executives of the Company with corporate performance. In March 1992, Mr. Lotan and Dr. Margalit entered into three-year employment agreements, which, upon expiration automatically renew for one-year terms unless either party terminates them by giving the other three months' notice of non-renewal prior to the expiration of the current term. Through the establishment of compensation programs and employment agreements, the Company has attempted to align the financial interests of its executives with the results of the Company's performance, which is designed to put the Company in a competitive position regarding executive compensation and to ensure corporate performance, which will then enhance stockholder value.

        The Company's executive compensation philosophy is to set base salaries by referring to those of comparable businesses, and then to provide performance-based variable compensation, such as bonuses, as determined by the Compensation Committee according to factors such as the Company's earnings as well as value received by stockholders. This philosophy allows total compensation to fluctuate from year to year. As a result, the Named Executive Officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the evaluation of the compensation factors described above by the Compensation Committee.

        In line with the Company's overall compensation program and the annual objectives set by the Committee, the Company's executive officers have a high percentage of their total compensation at risk dependent upon the Company's financial performance and other factors as considered by the Committee. The base compensation for 1999, 2000 and 2001 for Mr. Lotan and Dr. Margalit was determined in 1992, based upon employment agreements entered into by and between the Company and such executives. See "Employment Agreements." The base compensation with Mr. Glazer was determined through negotiations between the Company and him at the time Mr. Glazer agreed to relocate to the Company's facilities in Massachusetts and was based on Mr. Glazer's prior compensation adjusted for the increase in the cost of living resulting from the relocation. The base compensation with Dr. Spivey was determined through negotiations between the Company and him in July 2000 at the time the Company was recruiting Dr. Spivey to join Luminent as its President and Chief Executive Officer. The base compensation with Mr. Avidan was determined through negotiations between the Company and him at the time Mr. Avidan was promoted to and assumed the responsibilities as Chief Executive Officer and President of Optical Access, the Company's wholly owned subsidiary, and was based on his prior compensation adjusted for the increase in his responsibilities.

        To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various types of compensation. Some types of compensation and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws also affect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Committee's control, the Committee intends to limit executive compensation in ordinary circumstances to that deductible under
Section 162(m) of the Internal Revenue Code of 1986, as amended. In doing so, the Committee may utilize alternatives (such as deferring compensation) for qualifying executive compensation for deductibility and may rely on grandfathering provisions with respect to existing contractual commitments.

        The Committee believes that its overall executive compensation program has been successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group, which should increase stockholder value.

Compensation Committee of the Board of Directors


/s/ Igal Shidlovsky                     /s/ Guenter Jaensch
Igal Shidlovsky                         Guenter Jaensch

                          REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of financial controls. In fulfilling its oversight responsibilities during 2001, the Committee periodically:

    - reviewed the unaudited and audited financial statements with management and the Company's independent auditors during 2001, Arthur Andersen LLP,

    - discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and Arthur Andersen,

    - reviewed the Company's financial controls and financial reporting process, and

    - reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.

        The Committee also reviewed with Arthur Andersen, who was responsible in 2001 for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality, and not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under accounting principles generally accepted in the United States. The Committee periodically met with Arthur Andersen to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In addition, the Committee discussed with Arthur Andersen their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and discussed with Arthur Andersen any matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Committee also considered the compatibility of Arthur Andersen's non-audit services (principally tax advisory services) with the standards for auditors' independence. The Committee discussed with Arthur Andersen the overall scope and plans for their audit.

        The Directors who serve on the Committee are all "independent" for purposes of the rules of the Nasdaq Stock Market. During 2001, the committee met four times, with all members of the committee during 2001 in attendance at each meeting.

        In reliance on the reviews and discussions referred to above and representations by management that the financial statements were prepared in accordance with generally accepted accounting principles, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001. In 2001, the Committee also recommended to the Board of Directors, subject to stockholder approval, the selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2002. However, in June 2002, the Committee reconsidered its decision in 2001 and recommended to the Board of Directors, subject to stockholder approval, the selection of Ernst & Young as the Company's independent auditors for the year ending December 31, 2002.

Audit Committee of the Board of Directors


/s/ Igal Shidlovsky                     /s/ Guenter Jaensch
Igal Shidlovsky                         Guenter Jaensch

                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

        The following chart shows the value of an investment of $100 on December 31, 1996 in cash of (i) the Company's Common Stock, (ii) The Nasdaq Stock Market Index-US, (iii) an index based on companies in a group of companies in the Company's industry (JP Morgan H&Q Technology Index).


                              [PERFORMANCE GRAPH]


                                                     Cumulative Total Return
                                    ---------------------------------------------------------
                                      12/96     12/97     12/98     12/99     12/00     12/01
MRV COMMUNICATIONS, INC.             100.00    109.77     28.45    289.08    122.99     38.99
NASDAQ STOCK MARKET (U.S.)           100.00    122.48    172.68    320.89    193.01    153.15
JP MORGAN H & Q TECHNOLOGY           100.00    117.24    182.36    407.27    263.28    181.99

                                 PROPOSAL NO. 2

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The persons named in the enclosed Proxy will vote to ratify the selection of Ernst & Young LLP ("Ernst & Young") as independent public accountants for the fiscal year ending December 31, 2002 unless otherwise directed by stockholders. A representative of Ernst & Young is expected to be present at the meeting of stockholders, and will have the opportunity to make a statement and answer questions from stockholders if he or she so desires.

VOTE REQUIRED

        The affirmative vote of a majority of the votes cast is required for approval of this proposal. In the event ratification by the stockholders of the appointment of Ernst & Young as the Company's independent public accountants is not obtained, the Board of Directors will reconsider such appointment. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2002.

CHANGE OF INDEPENDENT ACCOUNTANTS

        Arthur Andersen LLP ("Arthur Andersen") served as the Company's independent auditors since 1992. On June 17, 2002, the Board of Directors of the Company determined, upon the recommendation of its audit committee, to appoint Ernst & Young LLP ("Ernst & Young") as the Company's independent public accountants, replacing Arthur Andersen. The Company dismissed Arthur Andersen on the same date. This determination followed the Company's decision to seek proposals from independent public accountants to audit the financial statements of the Company.

        The audit reports of Arthur Andersen on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the two most recent fiscal years of the Company ended December 31, 2001 and the subsequent interim period through June 17, 2002, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports.

        None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of the Company ended December 31, 2001 and the subsequent interim period through June 17, 2002.

        During the two most recent fiscal years of the Company ended December 31, 2001 and the subsequent interim period to June 17, 2002, the Company did not consult with Ernst & Young regarding any of the matters or events set forth in
Item 304(a)(2)(i) and (ii) of Regulation S-K.

        The Company provided Arthur Andersen and Ernst & Young a copy of the foregoing disclosures. The response of Arthur Andersen stating their agreement with paragraphs 2, 3 and 4 of this section was included as an Exhibit on Form 8-K, which was filed with the Securities and Exchange Commission on June 18, 2002.

AUDIT FEES

        The aggregate fees billed by the Company to Arthur Andersen during fiscal year ended December 31, 2001 for the audit of the Company's annual financial statements and for the review of the financial statements included in the Company's quarterly reports on Form 10-Q totaled $1.1 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

        In 2001, Arthur Andersen billed no fees to the Company for services for financial information systems design and implementation.

ALL OTHER FEES

        The aggregate fees billed to the Company by Arthur Andersen for services rendered to the Company during 2001, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" totaled $2.1 million. These services included various advisory services related principally to tax preparation, tax consultation and various registration statements.

        The Audit Committee considered and determined that the provision of the services other than the services described under "Audit Fees" was compatible with maintaining the independence of Arthur Andersen.

                             STOCKHOLDERS PROPOSALS

        Stockholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 2002 annual meeting of stockholders, they must deliver a written copy of their proposal no later than July 15, 2003. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act"), in order to be included in the Company's proxy materials. Stockholders who wish to submit a proposal for consideration at the Company's 2002 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act, must deliver a written copy of their proposal no later than September 13, 2003. In either case, proposals should be delivered to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail return receipt requested.

                                  MISCELLANEOUS

        Management does not know of any other matters that may come before the meeting. However, if any other matters are properly presented for the meeting, it is the intention of the persons named in the accompanying Proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                                        By Order of the Board of Directors

                                        /s/ Shlomo Margalit
                                        Shlomo Margalit
                                        Secretary

November 12, 2002

                            MRV COMMUNICATIONS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 12, 2002

            THIS PROXY IS SOLICITED ON BEHALF OF BOARD OF DIRECTORS.

The undersigned, having received notice of the Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors furnished therewith, hereby appoints Noam Lotan and Shlomo Margalit, and each of them, attorneys of the undersigned (with full power of substituting him) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of MRV Communications, Inc. (the "Company") to be held Thursday, December 12, 2002, at 9:00 a.m. at the offices of our wholly-owned subsidiary, Luminent, Inc., 20550 Nordhoff Street, Chatsworth, CA 91311 and any adjournment or adjournments thereof, and there to vote and act in regard to all matters which may properly come before said meeting (except those matters as to which authority is hereinafter withheld) upon and in respect to all shares of the Common Stock of the Company upon or in respect of which the undersigned would be entitled to vote or act, and with all power the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act as follows.

1. ELECTION OF DIRECTORS

        [ ]  FOR all nominees listed below         [ ]  WITHHOLD AUTHORITY
             (except as marked to the contrary          to vote for all
             below)                                     nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below.)

                     Noam Lotan                   Shlomo Margalit
                     Igal Shidlovsky              Guenter Jaensch
                     Daniel Tsui                  Baruch Fischer



                                (continued and to be signed on the reverse side)

(continued from other side)


[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

2. To ratify the appointment of Ernst & Young LLP as independent accountants for the year ending December 31, 2002.

                FOR [ ]          AGAINST [ ]          ABSTAIN [ ]

3. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the meeting.

                FOR [ ]          AGAINST [ ]          ABSTAIN [ ]

                                        This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3.

                                        The undersigned hereby confer(s) upon
                                        said attorney Proxy discretionary
                                        authority to vote upon any other matters of proposals not known at the time of solicitation of this Proxy, which may properly come before the meeting.

                                        Attendance of the undersigned at said
                                        meeting or at any adjournment or
                                        adjournments thereof will not be deemed
                                        to revoke this Proxy unless the
                                        undersigned shall affirmatively indicate thereat that it is his intention to vote said shares in person. If a fiduciary capacity is attributed to the undersigned in imprint below, this Proxy is signed by the undersigned in that capacity.

                                        Signature(s) ___________________________

                                        Date _________________________

                                        IMPORTANT: In signing this Proxy, please write names exactly as appearing on imprint. For stock held jointly, each joint owner should personally sign. For stock held by Company, please affix corporate seal.